Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 5 to File No. 333-188687; Amendment No. 21 to File No. 811-21652) of Fiduciary/Claymore MLP Opportunity Fund of our report dated January 29, 2015 on the financial statements and financial highlights of Fiduciary/Claymore MLP Fund included in the November 30, 2014 Annual Report to shareholders.

McLean, Virginia
April 10, 2015